Exhibit 1.02

Conflict Minerals Report of Lumenis Ltd.

Certain statements in this report relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

This Conflict Minerals Report for calendar year 2013 is being filed by Lumenis Ltd. (“Lumenis,” “we,” or “our”) with the U.S. Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the SEC to implement disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule requires disclosure of certain information when a registrant manufactures or contracts to manufacture products that contain conflict minerals necessary to the functionality or production of such products.  As referred to in this report, the term “conflict minerals” includes cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives tin, tantalum, tungsten.

A copy of this report is publicly available at www.lumenis.com, under the “Investors Relations” heading.

Company and Products Overview

Lumenis (NASDAQ: LMNS) is a leading global, diversified and growing provider of innovative energy-based, minimally invasive clinical solutions. We have established a strong brand and leadership position across our three segments: surgical, ophthalmic and aesthetic. We are a leader in the development and commercialization of energy-based medical systems used in a variety of minimally invasive surgical, ophthalmic and aesthetic procedures, primarily for the aging population. For most of our current products, we utilize laser technology to deliver light energy to specific body tissues to achieve desired clinical outcomes.

Our products are specifically designed to help physicians, clinicians and aestheticians easily deliver safe, minimally invasive and effective procedures to their patients in both office and hospital settings. While specific features of our products depend on the type of procedure, all of our products are comprised of many similar components including portable, cart-based treatment control panels and housings for our lasers, procedure-specific handheld energy delivery devices and single- or multi-use disposable components. We sell our products throughout the world using a vast network of distributors as well as directly to end users.

        For more information about Lumenis, please visit www.lumenis.com. The content of such website is not part of this report and is not incorporated by reference herein.

Supply Chain Overview

Our products and supply chain are complex, with multiple intermediaries and third parties in the supply chain between us and the original sources of conflict minerals. Lumenis does not purchase conflict minerals directly from mines, smelters or refiners and makes no direct purchases of any minerals in the Democratic Republic of the Congo or any adjoining country (collectively, “Covered Countries”). We therefore rely on our manufacturers and suppliers to provide information on the origin of the conflict minerals contained in components and materials supplied to Lumenis, including sources of the conflict minerals provided to our manufacturers from their suppliers.

We have conducted an analysis of our products and determined that during the 2013 calendar year, we manufactured and sub-contracted to manufacture products containing conflict minerals necessary to the functionality or production of our products.  Despite the fact that we conducted in good faith a reasonable country of origin inquiry, we do not currently have sufficient information to exclude the possibility that the conflict minerals contained in our products may have come from the Covered Countries and did not come from recycled or scrap sources. Accordingly, we conducted due diligence on the source and chain of custody of the conflict minerals contained in our products.

Due Diligence

We designed our due diligence program to be in conformity, in all material respects, with the  “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition),” and the related supplements, published by the Organization for Economic Cooperation and Development.  We took the following measures as part of our due diligence program:

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We established an accountability and cross-functional team to address conflict mineral issues, identify and assess risks in the supply chain and design and implement a strategy to respond to identified risks.  The team is led by our Supply Chain Sustainability function within the Operations and Purchasing department and is supported by other Lumenis departments, including Marketing, Business Units, Finance, and Legal. The Operations and Purchasing department has the primary responsibility for working with manufacturers to obtain information regarding parts that may contain conflict minerals, as well as tracking and documenting Lumenis’ progress and generating Lumenis’ required reporting.  The team regularly updates senior management on our due diligence efforts and progress.

•	We sent letters to our manufacturers, explaining the Rule, our obligations thereunder, and our expectations that they assist us in our due diligence.

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We surveyed over 500 of our manufacturers using the standard Conflict Minerals Reporting Template designed by the Electronic Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative (“GeSI”).  The template has been widely adopted to assist companies in their due diligence processes related to conflict minerals and contains questions about the origin of conflict minerals included in manufacturer’ products, as well as its due diligence.

•	We reviewed survey responses from our manufacturers and followed up on inconsistent, incomplete, and inaccurate responses.

•	We sent reminders to non-responsive manufacturers, asking them to complete the survey.

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We are in the process of finalizing a company policy with respect to the extraction and trade of conflict minerals and have established record maintenance systems and procedures to ensure the retention of relevant documentation in a structured electronic database.

Results of Due Diligence

We do not currently have sufficient information from our manufacturers to reasonably determine in good faith the country of origin of the conflict minerals used in our products or identify the facilities used to process such minerals. We plan to continue to engage our manufacturers and suppliers to obtain current, accurate and complete information about their supply chain and will continue to improve and monitor the performance and efficiency of our due diligence efforts as further described below.

Future Risk Mitigation and Due Diligence

We intend to undertake the following steps to improve our due diligence and further mitigate the risk that the use of conflict minerals in our products finance or benefit armed groups in the Covered Countries:

•	Continue to conduct and report annually on supply chain due diligence for the applicable conflict minerals.

•	Continue to work to identify and assess the risks in the supply chain related to compliance with conflict mineral disclosure requirements.

•	Expand engagement with manufacturers and suppliers and direct them to information and training resources to attempt to increase the response rate and improve the quality of the survey responses.

•	Examine the possibility of establishing new terms and conditions in supplier contracts that stipulate responses to conflict mineral related inquires.

•	Encourage manufactures that manufacture components or materials containing conflict minerals to source them from certified conflict-free smelters when available.

•	Attempt to validate manufacturers’ responses using information collected via independent conflict-free smelter validation programs, such as the EICC/GeSI Conflict Free Smelter Program.